UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                            NORTHWESTERN CORPORATION
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                    668074305
                                 (CUSIP Number)

                              MS. SONIA E. GARDNER
                        AVENUE CAPITAL MANAGEMENT II, LLC
                               535 MADISON AVENUE
                                   14TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 850-7519
                     (Name, Address and Telephone Number of
            Person Authorized to Receive Notices and Communications)

                                 with a copy to:

                              KENNETH M. SCHNEIDER
                  PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
                           1285 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6064



                                NOVEMBER 2, 2004
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on following pages


                               Page 1 of 19 pages

----------------------                                    ----------------------
CUSIP NO. 668074305                SCHEDULE 13D              Page  2 of 19 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON:

         GL Partners II, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)     [_]
                                                                  (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS:

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):
                                                                          [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:

         Delaware
--------------------------------------------------------------------------------
                       7      SOLE VOTING POWER:        -0-
     NUMBER OF
       UNITS          ----------------------------------------------------------
    BENEFICIALLY       8      SHARED VOTING POWER:      87,717
      OWNED BY
        EACH          ----------------------------------------------------------
     REPORTING         9      SOLE DISPOSITIVE POWER:   -0-
       PERSON
        WITH          ----------------------------------------------------------
                      10      SHARED DISPOSITIVE POWER: 87,717

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         87,717
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES:                                                          [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

         0.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON:

         00
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP NO. 668074305                SCHEDULE 13D              Page  3 of 19 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON:

         Avenue Capital Partners II, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)     [_]
                                                                  (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS:

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):
                                                                          [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:

         Delaware
--------------------------------------------------------------------------------
                       7      SOLE VOTING POWER:        -0-
     NUMBER OF
       UNITS          ----------------------------------------------------------
    BENEFICIALLY       8      SHARED VOTING POWER:      87,717
      OWNED BY
        EACH          ----------------------------------------------------------
     REPORTING         9      SOLE DISPOSITIVE POWER:   -0-
       PERSON
        WITH          ----------------------------------------------------------
                      10      SHARED DISPOSITIVE POWER: 87,717

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         87,717
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES:                                                          [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

         0.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON:

         OO
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP NO. 668074305                SCHEDULE 13D              Page  4 of 19 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON:

         Avenue Special Situations Fund II, LP
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)     [_]
                                                                  (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS:

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):
                                                                          [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:

         Delaware
--------------------------------------------------------------------------------
                       7      SOLE VOTING POWER:        -0-
     NUMBER OF
       UNITS          ----------------------------------------------------------
    BENEFICIALLY       8      SHARED VOTING POWER:      87,717
      OWNED BY
        EACH          ----------------------------------------------------------
     REPORTING         9      SOLE DISPOSITIVE POWER:   -0-
       PERSON
        WITH          ----------------------------------------------------------
                      10      SHARED DISPOSITIVE POWER: 87,717

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         87,717
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES:                                                          [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

         0.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON:

         PN
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP NO. 668074305                SCHEDULE 13D              Page  5 of 19 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON:

         Avenue Capital Management II, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)     [_]
                                                                  (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS:

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):
                                                                          [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:

         Delaware
--------------------------------------------------------------------------------
                       7      SOLE VOTING POWER:        -0-
     NUMBER OF
       UNITS          ----------------------------------------------------------
    BENEFICIALLY       8      SHARED VOTING POWER:      1,884,636
      OWNED BY
        EACH          ----------------------------------------------------------
     REPORTING         9      SOLE DISPOSITIVE POWER:   -0-
       PERSON
        WITH          ----------------------------------------------------------
                      10      SHARED DISPOSITIVE POWER: 1,884,636

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         1,884,636
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES:                                                          [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

         5.3%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON:

         IA
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP NO. 668074305                SCHEDULE 13D              Page  6 of 19 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON:

         Avenue Investments, LP
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)     [_]
                                                                  (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS:

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):
                                                                          [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:

         Delaware
--------------------------------------------------------------------------------
                       7      SOLE VOTING POWER:        -0-
     NUMBER OF
       UNITS          ----------------------------------------------------------
    BENEFICIALLY       8      SHARED VOTING POWER:      253,359
      OWNED BY
        EACH          ----------------------------------------------------------
     REPORTING         9      SOLE DISPOSITIVE POWER:   -0-
       PERSON
        WITH          ----------------------------------------------------------
                      10      SHARED DISPOSITIVE POWER: 253,359

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         253,359
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES:                                                          [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

         0.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON:

         PN
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP NO. 668074305                SCHEDULE 13D              Page  7 of 19 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON:

         Avenue Partners, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)     [_]
                                                                  (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS:

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):
                                                                          [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:

         New York
--------------------------------------------------------------------------------
                       7      SOLE VOTING POWER:        -0-
     NUMBER OF
       UNITS          ----------------------------------------------------------
    BENEFICIALLY       8      SHARED VOTING POWER:      253,359
      OWNED BY
        EACH          ----------------------------------------------------------
     REPORTING         9      SOLE DISPOSITIVE POWER:   -0-
       PERSON
        WITH          ----------------------------------------------------------
                      10      SHARED DISPOSITIVE POWER: 253,359

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         253,359
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES:                                                          [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

         0.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON:

         OO
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP NO. 668074305                SCHEDULE 13D              Page  8 of 19 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON:

         Avenue International, Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)     [_]
                                                                  (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS:

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):
                                                                          [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:

         Cayman Islands
--------------------------------------------------------------------------------
                       7      SOLE VOTING POWER:        -0-
     NUMBER OF
       UNITS          ----------------------------------------------------------
    BENEFICIALLY       8      SHARED VOTING POWER:      800,740
      OWNED BY
        EACH          ----------------------------------------------------------
     REPORTING         9      SOLE DISPOSITIVE POWER:   -0-
       PERSON
        WITH          ----------------------------------------------------------
                      10      SHARED DISPOSITIVE POWER: 800,740

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         800,740
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES:                                                          [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

         2.3%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON:

         OO
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP NO. 668074305                SCHEDULE 13D              Page  9 of 19 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON:

         Avenue Special Situations Fund III, LP
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)     [_]
                                                                  (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS:

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):
                                                                          [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:

         Delaware
--------------------------------------------------------------------------------
                       7      SOLE VOTING POWER:        -0-
     NUMBER OF
       UNITS          ----------------------------------------------------------
    BENEFICIALLY       8      SHARED VOTING POWER:      742,820
      OWNED BY
        EACH          ----------------------------------------------------------
     REPORTING         9      SOLE DISPOSITIVE POWER:   -0-
       PERSON
        WITH          ----------------------------------------------------------
                      10      SHARED DISPOSITIVE POWER: 742,820

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         742,820
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES:                                                          [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

         2.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON:

         PN
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP NO. 668074305                SCHEDULE 13D              Page 10 of 19 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON:

         Avenue Capital Partners III, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)     [_]
                                                                  (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS:

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):
                                                                          [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:

         Delaware
--------------------------------------------------------------------------------
                       7      SOLE VOTING POWER:        -0-
     NUMBER OF
       UNITS          ----------------------------------------------------------
    BENEFICIALLY       8      SHARED VOTING POWER:      742,820
      OWNED BY
        EACH          ----------------------------------------------------------
     REPORTING         9      SOLE DISPOSITIVE POWER:   -0-
       PERSON
        WITH          ----------------------------------------------------------
                      10      SHARED DISPOSITIVE POWER: 742,820

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         742,820
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES:                                                          [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

         2.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON:

         OO
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP NO. 668074305                SCHEDULE 13D              Page 11 of 19 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON:

         GL Partners III, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)     [_]
                                                                  (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS:

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):
                                                                          [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:

         Delaware
--------------------------------------------------------------------------------
                       7      SOLE VOTING POWER:        -0-
     NUMBER OF
       UNITS          ----------------------------------------------------------
    BENEFICIALLY       8      SHARED VOTING POWER:      742,820
      OWNED BY
        EACH          ----------------------------------------------------------
     REPORTING         9      SOLE DISPOSITIVE POWER:   -0-
       PERSON
        WITH          ----------------------------------------------------------
                      10      SHARED DISPOSITIVE POWER: 742,820

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         742,820
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES:                                                          [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

         2.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON:

         OO
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP NO. 668074305                SCHEDULE 13D              Page 12 of 19 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON:

         Marc Lasry
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:        (a)     [_]
                                                                  (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS:

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e):
                                                                          [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:

         United States
--------------------------------------------------------------------------------
                       7      SOLE VOTING POWER:        -0-
     NUMBER OF
       UNITS          ----------------------------------------------------------
    BENEFICIALLY       8      SHARED VOTING POWER:      1,884,636
      OWNED BY
        EACH          ----------------------------------------------------------
     REPORTING         9      SOLE DISPOSITIVE POWER:   -0-
       PERSON
        WITH          ----------------------------------------------------------
                      10      SHARED DISPOSITIVE POWER: 1,884,636

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         1,884,636
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES:                                                          [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

         5.3%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON:

         IN
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP NO. 668074305                SCHEDULE 13D              Page 13 of 19 Pages
----------------------                                    ----------------------
Item 1.  SECURITY AND ISSUER

No material change.

Item 2.  IDENTITY AND BACKGROUND

No material change.

Item 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

No material change.

Item 4.  PURPOSE OF TRANSACTION

No material change.

Item 5.  INTEREST IN SECURITIES OF THE ISSUER

Item 5 of the Schedule 13D is amended and restated in its entirety to read as follows:

(a) Based upon information set forth in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004, there were 35,500,000 shares of Common Stock issued and outstanding at November 8, 2004. As of the date hereof:

----------------------                                    ----------------------
CUSIP NO. 668074305                SCHEDULE 13D              Page 14 of 19 Pages
----------------------                                    ----------------------

         a. Avenue Investments, LP beneficially directly owns 253,359 shares of Common Stock (which includes 190 shares issuable upon the exercise of warrants), constituting 0.7% of the Company's outstanding shares, which shares may be deemed to be beneficially indirectly owned by Avenue Partners, LLC (in its capacity as general partner), Avenue Capital Management II, LLC (in its capacity as investment advisor), and Mr. Lasry as described below;

         b. Avenue International, Ltd. beneficially directly owns 800,740 shares of Common Stock (which includes 680 shares issuable upon the exercise of warrants), constituting 2.3% of the Company's outstanding shares, which shares may be deemed to be beneficially indirectly owned by Avenue Capital Management II, LLC (in its capacity as investment advisor), and Mr. Lasry as described below;

         c. Avenue Special Situations Fund II, LP beneficially directly owns 87,717 shares of Common Stock (which includes 463 shares issuable upon the exercise of warrants), constituting approximately 0.2% of the Company's outstanding shares, which shares may be deemed to be beneficially indirectly owned by Avenue Capital Partners II, LLC (in its capacity as general partner), GL Partners II, LLC (in its capacity as managing member of the general partner), Avenue Capital Management II, LLC (in its capacity as investment advisor), and Mr. Lasry as described below;

         d. Avenue Special Situations Fund III, LP beneficially directly owns 742,820 shares of Common Stock (which includes 735 shares issuable upon the exercise of warrants), constituting 2.1% of the Company's outstanding shares, which shares may be deemed to be beneficially indirectly owned by Avenue Capital Partners III, LLC (in its capacity as general partner), GL Partners III, LLC (in its capacity as managing member of the general partner), Avenue Capital Management II, LLC (in its capacity as investment advisor), and Mr. Lasry as described below.

As of the date hereof, Avenue Capital Management II, LLC, as investment advisor to Avenue Investments, LP, Avenue International Ltd., Avenue Special Situations Fund II, LP and Avenue Special Situations Fund III, LP , and Mr. Lasry, in his capacity as principal control person of all of the other Reporting Persons, may each be deemed to own beneficially indirectly 1,884,636 shares of Common Stock (which includes 2,068 shares issuable upon the exercise of warrants), constituting approximately 5.3% of the Company's outstanding shares, which figure includes the shares owned directly by Avenue Investments, LP, Avenue International, Ltd., Avenue Special Situations Fund II, LP, and Avenue Special Situations Fund III, LP, described above.

(b)  No material change.

(c) Since the most recent filing on Schedule 13D, Reporting Persons have sold shares through NASDAQ as follows:

Reporting Person                        Date            No. of Shares Sold      Price Per Share

Aveune Investments, LP                  11/24/04             37,856                  $25.71
Avenue Investments, LP                  11/26/04             10,355                  $25.78
Avenue International, Ltd.              11/24/04            119,633                  $25.71
Avenue International, Ltd.              11/26/04             32,724                  $25.78
Avenue Special Situations Fund II, LP   11/24/04             13,047                  $25.71
Avenue Special Situations Fund II, LP   11/26/04              3,569                  $25.78
Avenue Special Situations Fund III, LP  11/24/04            110,964                  $25.71
Avenue Special Situations Fund III, LP  11/26/04             30,352                  $25.78

Except as set forth in this paragraph (c), to the best knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in the shares since the most recent filing on Schedule 13D.


(d)  Not applicable.

(e)  Not applicable.

----------------------                                    ----------------------
CUSIP NO. 668074305                SCHEDULE 13D              Page 15 of 19 Pages
----------------------                                    ----------------------

Item 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

No material change.

Item 7.  MATERIAL TO BE FILED AS EXHIBITS

         Exhibit 1: Joint Filing Agreement, dated November 30, 2004, among Avenue Investments, LP, Avenue Partners, LLC, Avenue International, Ltd., Avenue Special Situations Fund II, LP, Avenue Capital Partners II, LLC, GL Partners II, LLC, Avenue Special Situations Fund III, LP, Avenue Capital Partners III, LLC, GL Partners III, LLC, and Avenue Capital Management II, LLC and Marc Lasry.

----------------------                                    ----------------------
CUSIP NO. 668074305                SCHEDULE 13D              Page 16 of 19 Pages
----------------------                                    ----------------------


                                    SIGNATURES

         After reasonable inquiry and to the best of my (our) knowledge and belief, I (we) certify that the information set forth in this statement is true, complete and correct.

Date:    November 30, 2004

                                       AVENUE INVESTMENTS, LP


                                       By:  Avenue Partners, LLC
                                            Its general partner


                                       By:  /s/ Marc Lasry
                                            ---------------------------
                                            Name:   Marc Lasry
                                            Title:  Managing Member


                                       AVENUE PARTNERS, LLC


                                       By:  /s/ Marc Lasry
                                            ---------------------------
                                            Name:   Marc Lasry
                                            Title:  Managing Member



                                       AVENUE INTERNATIONAL, LTD.


                                       By:  /s/ Marc Lasry
                                            ---------------------------
                                            Name:   Marc Lasry
                                            Title:  Director



                                       AVENUE SPECIAL SITUATIONS FUND II, LP


                                       By:  Avenue Capital Partners II, LLC
                                            Its general partner


                                       By:  GL Partners II, LLC
                                            Its managing member


                                       By:  /s/ Marc Lasry
                                            ---------------------------
                                            Name:   Marc Lasry
                                            Title:  Managing Member

----------------------                                    ----------------------
CUSIP NO. 668074305                SCHEDULE 13D              Page 17 of 19 Pages
----------------------                                    ----------------------


                                       AVENUE CAPITAL PARTNERS II, LLC


                                       By:  GL Partners II, LLC,
                                            Its managing member


                                       By:  /s/ Marc Lasry
                                            ---------------------------
                                            Name:   Marc Lasry
                                            Title:  Managing Member


                                       GL PARTNERS II, LLC


                                       By:  /s/ Marc Lasry
                                            ---------------------------
                                            Name:   Marc Lasry
                                            Title:  Managing Member



                                       AVENUE SPECIAL SITUATIONS FUND III, LP


                                       By:  Avenue Capital Partners III, LLC
                                            Its general partner


                                       By:  GL Partners III, LLC
                                            Its managing member


                                       By:  /s/ Marc Lasry
                                            ---------------------------
                                            Name:   Marc Lasry
                                            Title:  Managing Member



                                       AVENUE CAPITAL PARTNERS III, LLC


                                       By:  GL Partners III, LLC,
                                            Its managing member


                                       By:  /s/ Marc Lasry
                                            ---------------------------
                                            Name:   Marc Lasry
                                            Title:  Managing Member



                                       GL PARTNERS III, LLC


                                       By:  /s/ Marc Lasry
                                            ---------------------------
                                            Name:   Marc Lasry
                                            Title:  Managing Member

----------------------                                    ----------------------
CUSIP NO. 668074305                SCHEDULE 13D              Page 18 of 19 Pages
----------------------                                    ----------------------


                                       AVENUE CAPITAL MANAGEMENT II, LLC


                                       By:  /s/ Marc Lasry
                                            ---------------------------
                                            Name:   Marc Lasry
                                            Title:  Managing Member



                                            /s/ Marc Lasry
                                            ---------------------------
                                            Marc Lasry, an individual

----------------------                                    ----------------------
CUSIP NO. 668074305                SCHEDULE 13D              Page 19 of 19 Pages
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                                     ANNEX A

         EXECUTIVE OFFICERS AND DIRECTORS OF AVENUE INTERNATIONAL, LTD.

NAME/TITLE/CITIZENSHIP             PRINCIPAL OCCUPATION                            BUSINESS ADDRESS
----------------------             --------------------                            ----------------
Marc Lasry                         Principal of entities related to Avenue         535 Madison Avenue, 14th Floor
Director and President             Capital Management II, LLC                      New York, New York  10022
United States
Sonia Gardner                      Principal of entities related to Avenue         535 Madison Avenue, 14th Floor
Director and Secretary             Capital Management II, LLC                      New York, New York  10022
United States
Don Seymour                        Director of dms Management Ltd.                 dms Management Ltd.
Director                                                                           P.O. Box 31910 SMB
Cayman Islands                                                                     Cayman Financial Centre, Tower 3
                                                                                   Grand Cayman, Cayman Islands
Blair Brinkley                     Director of dms Management Ltd.                 dms Management Ltd.
Director                                                                           P.O. Box 31910 SMB
Canada                                                                             Cayman Financial Centre, Tower 3
                                                                                   Grand Cayman, Cayman Islands
Aldo Ghisletta                     Director of dms Management Ltd.                 dms Management Ltd.
Director                                                                           P.O. Box 31910 SMB
Switzerland                                                                        Cayman Financial Centre, Tower 3
                                                                                   Grand Cayman, Cayman Islands
Admiral Administration, Ltd.       Administrator of Avenue International,          P.O. Box 32021 SMB
Assistant Secretary                Ltd.                                            Anchorage Centre, 2nd Floor
                                                                                   George Town
                                                                                   Grand Cayman, Cayman Islands
                                                                                   British West Indies
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         Except as otherwise disclosed elsewhere in this Schedule 13D, to the best of the Reporting Persons' knowledge:

         (a) None of the above persons hold any Common Stock or securities derivative thereof.

         (b) None of the above persons has any contracts, arrangements, understandings or relationships with respect to the Common Stock or securities derivative thereof.